Exhibit 5.1

	ATTORNEYS AT LAW		Broomfield, CO
720 566-4000
Reston, VA 703 456-8000 San Diego, CA 858 550-6000
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA
94306-2155
	Main	650 843-5000	San Francisco, CA
	Fax	650 849-7400	415 693-2000
July 15, 2005
www.cooley.com

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of an aggregate of up to four million one hundred ninety-seven thousand five hundred (4,197,500) shares of the Company’s common stock, $0.001 par value (the “Company Shares”), including up to five hundred forty-seven thousand five hundred (547,500) shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to the Registration Statement on Form S-3 (No. 333-119785) (“Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Company Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold in accordance with the Registration Statement, the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper, Partner